UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2006

PRIME GROUP REALTY TRUST

(Exact name of registrant as specified in its charter)

MARYLAND                            1-13589                      36-4173047

(State or other jurisdiction of                (Commission File (I.R.S. Employer

incorporation or organization)               Number) Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois                              60601

(Address of principal executive offices)            (Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Prime Group Realty Trust (the “Company”) issued a Press Release today disclosing that the Company’s Board of Trustees declared and set apart for payment a quarterly distribution on its Series “B” Preferred Shares for the first quarter of 2006 of $0.5625 per share. The quarterly distribution has a record date of March 31, 2006 and a payment date of April 28, 2006.

In addition, the Board declared a distribution to the holders of the 26,488,389 common limited partnership interests in the Company’s operating partnership and the 236,483 common shares of the Company, in an amount of $2.8438 per unit/share and having a record date of February 9, 2006 and a payment date of February 10, 2006.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements

None

(b)	Exhibits:

Exhibit No.	Description

99.1	Press Release of Prime Group Realty Trust dated February 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

By: /s/ Jeffrey A. Patterson
Jeffrey A. Patterson
Dated: February 9, 2006	President and Chief Executive Officer

                EXHIBIT 99.1

PRIME GROUP REALTY TRUST

DECLARES SERIES “B” PREFERRED

AND COMMON DIVIDENDS

Chicago, IL. February 9, 2006 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that the Company’s Board of Trustees declared and set apart for payment a quarterly distribution on its Series “B” Preferred Shares for the first quarter of 2006 of $0.5625 per share. The quarterly distribution has a record date of March 31, 2006 and a payment date of April 28, 2006.

In addition, the Board declared a distribution to the holders of the 26,488,389 common limited partnership interests in the Company’s operating partnership and the 236,483 common shares of the Company, in an amount of $2.8438 per unit/share and having a record date of February 9, 2006 and a payment date of February 10, 2006.

With respect to the payment of the distributions referred to above, there can be no assurance as to the timing and amounts of any future distributions, and the payment of these distributions at this time should not be construed to convey any degree of certainty with respect to future distribution payments. Management and the Company’s Board of Trustees review the Company’s cash position and the Company’s requirements for cash reserves each quarter prior to making any decision with respect to paying distributions.

Prime Group Realty Trust is a wholly-owned subsidiary of The Lightstone Group, and its Series B Preferred Shares trade on the New York Stock Exchange.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 10 office properties containing an aggregate of 3.8 million net rentable square feet, one industrial property comprised of approximately 100,000 square feet, three joint venture interests in office properties totaling 2.5 million net rentable square feet, and approximately 6.3 acres of land suitable for new construction. To learn more, visit the company website at www.pgrt.com.

Founded in 1988 and headquartered in Lakewood New Jersey, The Lightstone Group is ranked among the 25 largest real estate companies in the industry with a diversified portfolio of over 20,000 residential units as well as office, industrial and retail properties totaling approximately 27 million square feet of space in 28 states and Puerto Rico. The Lightstone Group and its affiliates employ more than 1,000 professionals and maintain regional offices in New York, Maryland, Illinois, Virginia and California. The Lightstone Group has acquired in excess of $2 billion in real estate over approximately the past two years.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

Jeffrey A. Patterson

President and CEO

(312) 917-1300